SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported): June 22, 2004
                                                  ------------------------------


                               YDI WIRELESS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Delaware                      000-29053              04-2751645
-------------------------------    -----------------------   -------------------
(State or other jurisdiction of    (Commission file number)  (IRS employer
         incorporation)                                      identification no.)


  8000 Lee Highway, Falls Church, VA                                    22042
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip code)


Registrant's telephone number, including area code:  (703) 205-0600
                                                    ----------------------------

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)



     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

     [_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

     YDI Wireless, Inc. ("YDI") hereby amends Item 7 of its Current Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2004 in connection with the merger completed on June 22, 2004, of YDI with Terabeam Corporation ("Terabeam") pursuant to the terms of the previously reported Agreement and Plan of Merger, dated as of April 14, 2004, between YDI, T-Rex Acquisition Corporation, and Terabeam. That Item 7 is replaced by the following
Item 9.01.

Item 9.01  Financial Statements and Exhibits.

           (a) Financial statements of businesses acquired.

           The required financial statements of the business acquired are set forth below.

                          Independent Auditors' Report



The Board of Directors
Terabeam Corporation:


We have audited the accompanying consolidated balance sheets of Terabeam Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Terabeam Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



KPMG, LLP

Seattle, WA



June 11, 2004

                              TERABEAM CORPORATION
                                AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 2003 and 2002
                             (Dollars in thousands)


                                     Assets                                         2003         2002
                                                                                 ---------    ---------
Current assets:
     Cash and cash equivalents                                                   $  25,867      104,359
     Restricted cash equivalents, current portion                                      802         --
     Short-term investments                                                         36,310       97,455
     Trade accounts receivable, net                                                    658        1,145
     Inventories                                                                     2,318        2,068
     Prepaid expenses and other current assets                                       1,435        2,568
                                                                                 ---------    ---------
               Total current assets                                                 67,390      207,595
Property and equipment, net                                                          2,677       13,278
Restricted cash equivalents, net of current portion                                  5,987        3,124
Goodwill                                                                              --          2,742
Other assets                                                                         1,051        1,421
                                                                                 ---------    ---------
               Total assets                                                      $  77,105      228,160
                                                                                 =========    =========
                      Liabilities and Shareholders' Equity
Current liabilities:
     Accounts payable                                                            $   1,378        1,841
     Accrued liabilities                                                             2,905        3,960
     Notes payable                                                                    --            682
     Capital lease obligations                                                        --            870
     Accrued loss on excess office facilities, current portion                       2,756        4,785
                                                                                 ---------    ---------
               Total current liabilities                                             7,039       12,138
Convertible notes payable to shareholders                                            2,500        2,500
Accrued loss on excess office facilities, net of current portion                     2,654        3,101
                                                                                 ---------    ---------
               Total liabilities                                                    12,193       17,739
                                                                                 ---------    ---------
Commitments and contingencies (note 11) Shareholders' equity:
     Preferred stock, no par value. Authorized 100,000,000 shares; none issued
     or outstanding                                                                   --           --
     Common stock, no par value. Authorized 350,000,000 shares;
               issued and outstanding 46,998,400 and 134,748,700 shares,
               respectively                                                           --           --
     Additional paid-in capital                                                    260,548      348,925
     Notes receivable from shareholders                                               --           (235)
     Deferred stock-based compensation                                              (1,247)      (7,394)
     Accumulated deficit                                                          (194,389)    (130,875)
                                                                                 ---------    ---------
               Total shareholders' equity                                           64,912      210,421
                                                                                 ---------    ---------
               Total liabilities and shareholders' equity                        $  77,105      228,160
                                                                                 =========    =========

See accompanying notes to consolidated financial statements

                              TERABEAM CORPORATION
                                AND SUBSIDIARIES
                      Consolidated Statements of Operations
                     Years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                 2003         2002
                                                               --------    --------
Revenues:
     Equipment                                                 $  3,437       1,404
     Service and other                                            1,735       1,809
                                                               --------    --------
           Total revenues                                         5,172       3,213
                                                               --------    --------
Cost of revenues:
     Cost of equipment (exclusive of stock-based
           compensation of ($510) and $754, respectively)        11,733      14,993
     Cost of service and other (exclusive of stock-based
           compensation of $114 and $911, respectively)           5,417      13,280
     Stock-based compensation                                      (396)      1,665
                                                               --------    --------
           Total cost of revenues                                16,754      29,938
                                                               --------    --------
           Gross margin                                         (11,582)    (26,725)
                                                               --------    --------
Operating expenses:
     Sales and marketing (exclusive of stock-based
           compensation of $734 and $2,084, respectively)        12,027      11,612
     Product development (exclusive of stock-based
           compensation of $673 and $2,003, respectively)        11,487      19,907
     General and administrative (exclusive of stock-based
           compensation of $1,733 and $19,743, respectively)     17,454      26,732
     Gain on disposals of equipment, net                           (174)       (135)
     In-process research and development write-off                 --         6,930
     Goodwill impairment                                          2,742        --
     Asset impairments                                            2,306       3,898
     Restructuring charges                                        3,937       3,628
     Stock-based compensation                                     3,140      23,830
                                                               --------    --------
           Total operating expenses                              52,919      96,402
                                                               --------    --------
           Operating loss                                       (64,501)   (123,127)
                                                               --------    --------
Other income (expense):
     Interest income                                              1,214       3,423
     Interest and financing expense                                (227)       (831)
                                                               --------    --------
           Other income, net                                        987       2,592
                                                               --------    --------
           Net loss                                            $(63,514)   (120,535)
                                                               ========    ========

See accompanying notes to consolidated financial statements

                              TERABEAM CORPORATION
                                AND SUBSIDIARIES
                 Consolidated Statements of Shareholders' Equity
                     Years ended December 31, 2003 and 2002

                             (Dollars in thousands)

                                                                       Notes
                                        Common       Additional      receivable        Deferred                          Total
                                         stock        paid-in          from          stock-based      Accumulated     shareholders'
                                        shares        capital       shareholders     compensation       deficit          equity
                                     -----------     ----------     ------------    -------------    -------------    -------------
Balance at December 31, 2001         118,035,200
                                                    $    233,511          (8,354)         (17,654)         (10,340)         197,163

Common stock issued for:
        Termination of Agreements
        with Manufacturer             20,873,700         104,368            --               --               --            104,368
        Acquisition of Harmonix        1,050,000           3,003            --               --               --              3,003
        Exercises of stock options       589,800              58            --               --               --                 58
Interest on notes receivable from
shareholder                                --              --                (92)            --               --                (92)
Repurchase of common stock upon
cancellation of note

        receivable from shareholder   (5,800,000)         (7,250)          8,211             --               --                961
Stock-based compensation associated
with
        stock options issued in
        exchange for services              --               (389)            --              --               --               (389)
Deferred stock-based compensation
        related to stock options
        granted to employees               --             19,201             --           (19,201)            --                --
Amortization of deferred
stock-based compensation,
        net of reversals for
        terminated employees               --             (3,577)            --            29,461             --             25,884
Net loss                                   --              --                --             --            (120,535)        (120,535)
                                     -----------    ------------    ------------    -------------    -------------    -------------

Balance at December 31, 2002         134,748,700         348,925            (235)          (7,394)        (130,875)         210,421
   Common stock issued for
exercises of stock options             1,036,700              76             --              --               --                 76
Repurchase of common stock,
including repurchase
                                     (88,733,900)
        costs of $785                                    (85,000)            --              --               --            (85,000)
Interest on notes receivable from
shareholder                                --              --                (10)            --               --                (10)
Repurchase of common stock upon
cancellation of
        note receivable from
        shareholder                      (53,100)            (50)            245             --               --                195
Stock-based compensation associated
with
        stock options issued in
        exchange for services              --                  5             --              --               --                  5
Deferred stock-based compensation
        related to stock options
        granted to employees               --                716             --              (716)             --               --
Amortization of deferred
stock-based compensation,
        net of reversals for
        terminated employees               --             (4,124)            --             6,863              --             2,739
Net loss                                   --              --                --              --            (63,514)         (63,514)
                                     -----------    ------------      ------------    -------------  -------------    -------------

Balance at December 31, 2003          46,998,400    $    260,548             --            (1,247)        (194,389)          64,912
                                     ===========    ============      ============    =============  =============    =============

See accompanying notes to consolidated financial statements.

                              TERABEAM CORPORATION
                                AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                              2003             2002
                                                                                            ---------       ---------
Cash flows from operating activities:

        Net loss                                                                            $ (63,514)       (120,535)
        Adjustments to reconcile net loss to net cash used in
           operating activities:
                Inventory write-downs                                                           5,239           3,493
                Depreciation and amortization                                                   8,652          15,908
                Gain on disposals of equipment, net                                              (174)           (135)
                In-process research and development write-off                                    --             6,930
                Goodwill impairment                                                             2,742            --
                Asset impairments                                                               2,306           3,898
                Restructuring charges                                                           3,937           3,628
                Stock-based compensation                                                        2,744          25,495
                Other                                                                             185             882
                Changes in operating assets and liabilities, net of acquired business:
                    Trade accounts receivable, net                                                487            (934)
                    Inventories                                                                (5,552)           (379)
                    Prepaid expenses and other current assets                                   1,133             564
                    Other assets                                                                  370           4,562
                    Accounts payable                                                             (463)         (1,752)
                    Accrued liabilities                                                        (1,055)           (897)
                    Accrued loss on excess office facilities                                   (6,413)         (5,263)
                                                                                            ---------       ---------
                       Net cash used in operating activities                                  (49,376)        (64,535)
                                                                                            ---------       ---------
Cash flows from investing activities:
        Increase in restricted cash equivalents, net                                           (3,665)         (3,124)
        Proceeds from sales and maturities of short-term investments                           61,145          42,264
        Purchases of property and equipment                                                      (524)         (4,136)
        Cash proceeds from sale of equipment                                                      404             473
        Payment of Harmonix acquisition costs, net of cash acquired                              --            (3,357)
                                                                                            ---------       ---------
                       Net cash provided by investing activities                               57,360          32,120
                                                                                            ---------       ---------
Cash flows from financing activities:
        Repurchase of common stock, including repurchase costs of $785                        (85,000)           --
        Decrease in bank overdraft, net                                                          --            (1,638)
        Principal payments on notes payable                                                      (682)         (7,950)
        Payments on capital lease obligations                                                    (870)         (1,758)
        Proceeds from exercises of stock options                                                   76              58
                                                                                            ---------       ---------
                       Net cash used in financing activities                                  (86,476)        (11,288)
                                                                                            ---------       ---------
                       Net decrease in cash and cash equivalents                              (78,492)        (43,703)
Cash and cash equivalents at beginning of period                                              104,359         148,062
                                                                                            ---------       ---------
Cash and cash equivalents at end of period                                                  $  25,867         104,359
                                                                                            =========       =========

See accompanying notes to consolidated financial statements

                              TERABEAM CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2003 and 2002



(1)  Description of Business

     The Company

     Terabeam Corporation (the Company) was incorporated in the State of Washington in December 1997. The Company designs, develops, manufactures and sells carrier-grade, high-bandwidth, wireless, point-to-point solutions using free space optics (FSO) and high-frequency high-bandwidth millimeter wave (HFMMW) technologies. The Company's FSO and HFMMW systems are for sale to telecommunication carriers and enterprises. These systems were also used in the Company's commercial network, providing broadband, Internet Protocol
     (IP)-based high-speed connectivity to customers (the Network Business).

     The Company abandoned the Network Business in February 2004 as discussed in note 17.

     Liquidity and Risk Factors

     The Company has historically suffered recurring operating losses and negative cash flows from operations. As of December 31, 2003, the Company had cash and cash equivalents and investment securities of approximately $62.2 million, positive net working capital of approximately $60.4 million, an accumulated deficit of approximately $194.4 million, and total shareholders' equity of approximately $64.9 million.

     During 2003, the Company implemented numerous initiatives aimed at improving its financial position. As discussed in note 3, the Company completed a stock repurchase plan in February 2003 expending cash of approximately $85.0 million. Management has also continued efforts to reduce costs in 2003 through restructuring activities including terminating future lease obligations on certain leases, which was achieved through payment of approximately $4.5 million in cancellation fees, and various personnel reductions totaling 160 employees, which resulted in severance-related charges of $2.0 million. Management believes that current cash and cash equivalent and investment securities balances at December 31, 2003 will provide adequate resources to fund operations through at least mid-2005.

     The Company is subject to numerous risk factors including, but not limited to, risks associated with development, expansion and improvement of product offerings, commercialization of products into the market place, rapid technological changes typical in the telecommunications industry, competition from larger companies that may have greater resources than the Company, and retaining employees critical to executing the Company's business plan. Should the Company be unsuccessful in managing the above and other risks, operations will be adversely affected.

(2)  Summary of Significant Accounting Policies

     Principles of Consolidation

     The consolidated financial statements as of and for the years ended December 31, 2003, and 2002 include the accounts of Terabeam Corporation and its subsidiaries and have been prepared in conformity with generally accepted accounting principles in the United States of America, assuming that the Company will continue as a going concern. All significant intercompany balances and transactions have been eliminated.

     Cash and Cash Equivalents and Short-Term Investments

     Cash and cash equivalents consist of operating and petty cash balances that are used to conduct day-to-day business operations. The Company places its excess cash in high credit quality financial institutions. Cash equivalents are short-term, highly liquid investments with maturities when purchased of less than 90 days that are readily convertible to cash without penalty and subject to insignificant risk of changes in value.

     The Company invests its cash and cash equivalents in deposits with certain financial institutions that, at times, exceed federally insured limits. Management believes that the risk of loss is remote. To date, the Company has not experienced any losses related to temporary cash investments.

     Management determines the appropriate classification of its short-term investments in debt and marketable equity securities at the time of purchase and reevaluates such designation at each balance sheet date. The Company's debt and marketable equity securities have been classified and accounted for as available-for-sale. The Company does not intend to hold securities with stated maturities greater than twelve months until maturity. In response to changes in the availability of and the yield on alternative investments as well as liquidity requirements, the Company frequently sells these securities prior to their stated maturities. All securities are carried at fair value and consist primarily of money market funds, U.S. government and agency debt obligations, corporate securities, and mortgage and asset-back securities. Unrealized gains and losses on investment securities are not material to the consolidated financial statements. Gains or losses on the sale of short-term investments are determined on a specific identification method, and such gains and losses are reflected as a component of interest income.

     Trade Accounts Receivable

     Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company reviews its allowance for doubtful accounts at least quarterly. Management determines the allowance for doubtful accounts based on known troubled accounts and historical experience applied to an aging of accounts. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off balance sheet credit exposure related to its customers.

     Trade accounts receivable, net totaling $658,000 and $1.1 million as of December 31, 2003 and December 31, 2002, respectively, includes allowances for doubtful accounts of $26,000 and $11,000, respectively.

     Inventories

     Inventories are stated at the lower of cost or market. Costs are determined at standard cost, which approximates the first-in, first-out (FIFO) method. Finished goods include materials, direct labor and manufacturing overhead. Given the limited history of product sales, substantial consideration is given to the anticipated sales price in determining the appropriate market value for the Company's products. The Company considers various factors including estimated quantities of slow-moving and obsolete inventory, on-hand quantities, committed backlog and forecasted sales. The Company then estimates expected selling prices based on its historical recovery rates for sale of slow-moving and obsolete inventory and other factors, such as market conditions and current consumer preferences. Estimates may differ from actual results due to the quantity, quality and mix of products in inventories, customer preferences and economic conditions.

     Impairment of Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS
     144), the Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset to the extent the fair value is less than the carrying value.

     The Company also considers whether any of its long-lived assets to be disposed of by sale should be classified as held for sale using criteria in SFAS 144 such as whether management having the appropriate authority to approve the action commits to a plan to sell the asset, the asset is available for immediate sale, the sale of the asset is probable, and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Under SFAS 144, long-lived assets classified as held for sale are measured at the lower of carrying amount or fair value less cost to sell. The Company had no long-lived assets meeting the held for sale criteria at December 31, 2003 or 2002. For long-lived assets to be disposed of other than by sale, such as assets to be abandoned, the Company continues to classify such assets as held and used until the assets cease to be used.

     Property and Equipment

     Equipment is stated at historical cost and is depreciated or amortized on a straight-line basis over the estimated useful lives of the assets, which are as follows:

Network and optical                                                  3 - 5 years
Software                                                               3 years
Product development equipment                                        2 - 5 years
Manufacturing equipment                                                3 years
Computer equipment, furniture, and fixtures and office equipment     3 - 5 years


     Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the related lease. Additions and improvements that increase the value or extend the life of an asset are capitalized. Repairs and maintenance are expensed as incurred. Gains or losses from asset disposals are charged to operations in the year of disposition.

     Capitalized Software

     The Company capitalizes certain direct development costs associated with internal-use software, including external direct costs of material and services, and payroll costs for employees devoting time to the software projects. These costs are included within property and equipment and are depreciated over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. The Company also capitalizes initial operating-system software costs and amortizes them over the life of the associated hardware. The Company did not capitalize any costs for internal-use software in either of the years ended December 31, 2003 and 2002.

     Business Combinations

     SFAS No. 141, Business Combinations (SFAS 141) requires business combinations to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separate from goodwill.

     In accordance with SFAS 141, the Company allocates the purchase price of its acquisitions to the tangible assets, liabilities and intangible assets acquired, including in-process research and development (IPR&D), based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. The fair value assigned to intangible assets acquired, if any, is based on valuations prepared internally using estimates and assumptions provided by management. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), goodwill and purchased intangible assets with indefinite useful lives are not amortized but will be reviewed at least annually for impairment. Purchased intangible assets with finite lives are amortized on a straight-line basis over their respective useful lives.

     On July 12, 2002, the Company acquired Harmonix Corporation (Harmonix), a privately held company that develops and manufactures HFMMW systems. Accordingly, the Company has included the results of Harmonix from July 12, 2002, the acquisition date, in its consolidated results of operations and accounted for this business combination according to the provisions of SFAS 141 (see note 5).

     Goodwill

     Goodwill represents the excess of acquisition cost over the fair value of net identifiable assets of Harmonix acquired in July 2002. Prior to this acquisition, the Company had no amounts recorded to goodwill.

     In the fourth quarter of 2002, the Company tested goodwill for impairment. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the testing date. The Company determined that the enterprise as a whole is one individual reporting unit. To the extent the carrying amount of the enterprise exceeded its fair value, the Company would be required to perform the second step of the impairment test, as this is an indication that goodwill may be impaired. Based on the results of the first step of the impairment test, the second step was required. In this step, the Company compared the implied fair value of the enterprise goodwill with the carrying amount of the enterprise goodwill, both of which were measured as of the testing date. The implied fair value of goodwill was determined by allocating the fair value of the enterprise to all of the assets (recognized and unrecognized) and liabilities of the enterprise in a manner similar to a purchase price allocation, in accordance with SFAS 141. The residual fair value after this allocation was the implied fair value of the enterprise goodwill. The implied fair value of goodwill exceeded its carrying amount and the Company was not required to recognize an impairment loss.

     In the fourth quarter of 2003, the Company performed its annual assessment of goodwill for impairment pursuant to the provisions of SFAS 142. Based on the results of the first step of the impairment test, the second step was required. Upon completion of the second step, the implied fair value of goodwill did not exceed its carrying amount and the Company recognized an impairment charge of $2.7 million to reduce goodwill to zero and included this charge as a component of operating expenses in the accompanying consolidated statement of operations for the year ended December 31, 2003.

     Restructuring Charges

     Upon approval of a restructuring plan by management with the appropriate level of authority, the Company records restructuring reserves for certain costs associated with excess office facilities as they are incurred or when they become probable and estimable. Such costs are recorded as a current and/or long-term liability depending on the timing of future minimum payments. Restructuring costs for excess office facilities associated with initiatives commenced prior to December 31, 2002 were recorded in compliance with Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (EITF

     94-3) and were recorded to accrued loss on excess office facilities in the accompanying consolidated balance sheets.

     SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146), was effective prospectively for qualifying exit or disposal activities initiated after December 31, 2002, and nullifies EITF 94-3. The timing of expense recognition under SFAS 146 for restructuring initiatives in 2003 differs from that which is required under EITF 94-3 and has been recognized for initiatives commenced prior to December 31, 2002. For initiatives after December 31, 2002, the Company recorded restructuring reserves related to the accrued loss on excess office facilities in compliance with SFAS 146. The Company records a liability for the fair value of costs to terminate an operating lease before the end of its term when it terminates an operating lease in accordance with the contract terms or through negotiations with the counterparty. If the Company does not terminate the contract, it records a liability for the fair value of the costs that will continue to be incurred without economic benefit only when it ceases to use the right conveyed by the contract.

     The Company recognizes employee severance and related termination benefits for ongoing arrangements when they become probable and estimable and on the accrual basis for one-time benefit arrangements. Employee severance and termination benefits are estimates based on agreements with plans adopted by the Company. These costs are not associated with nor do they benefit continuing activities.

     Revenue Recognition

     Revenue from the sale of equipment is generally recognized when title transfers to the customer, including resellers and distributors of the Company's products, typically upon shipment to the extent remaining obligations, including installation, are considered inconsequential or perfunctory, the sales price is fixed and determinable, collectibility is reasonably assured, and there are no return or exchange rights except for warranty provisions for nonspecification or defective products. In arrangements where the remaining obligation is determined to not be inconsequential or perfunctory, the Company defers revenue until the obligation has been completed. In arrangements where resellers or distributors have return or exchange rights, revenue is deferred until these rights expire. Revenue derived from services arrangements is recognized over the period the service is provided. To the extent revenues are derived from multiple element arrangements, revenue is allocated based on the relative fair value of the underlying element and recorded accordingly. The Company provides for no right of return on all sales to direct customers other than standard warranty provisions for nonspecification or defective products. The Company has provided certain exchange rights on a limited basis to certain distributors.

     Cost of Revenues

     Cost of revenues is primarily comprised of cost of materials, direct labor and manufacturing overhead. Cost of revenues also includes the cost of inventory write-downs, including lower of cost or market adjustments, to the carrying amount of inventory.

     Advertising

     The Company expenses all advertising costs, which were $262,000 and $171,000 for the years ended December 31, 2003 and 2002, respectively, as incurred.

     Research and Development Costs

     Research and development expenses consist principally of payroll and supplies and are expensed as incurred. Equipment purchases that benefit future periods are capitalized and depreciated over the estimated useful lives. These purchases are included in property and equipment.

     Stock-Based Compensation

     The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25), and related interpretations including Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25 (FIN 44) to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Certain options, which have been repriced, are subject to the variable plan requirements of Opinion 25, that requires the Company to record stock-based compensation expense for changes in the fair value of the Company's common stock (see note 12).

     SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS 123 and SFAS 148, Accounting for Stock-Based Compensation, Transition and Disclosure (SFAS 148).

     For the purposes of book accounting and pro forma disclosures, the intrinsic value and the estimated fair value of options is amortized using the accelerated method as described in FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option Award Plans (FIN 28).

     The following table illustrates the effect on net loss if the fair-value-based method had been applied to all outstanding and unvested awards in each period (in thousands):

                                                            Year ended December 31
                                                           ------------------------
                                                              2003          2002
                                                           --------       --------
Net loss, as reported                                      $(63,514)      (120,535)
Stock-based employee compensation expense included in
     reported net loss                                        2,739         25,884
Stock-based employee compensation expense determined
     under fair-value-based method for all awards            (4,257)       (28,604)
                                                           --------       --------
                 Pro forma net loss                        $(65,032)      (123,255)
                                                           ========       ========


     The fair value of options granted in 2003 and 2002 was estimated at the date of grant using the minimum value method allowed for nonpublic companies and the following weighted average assumptions:

                                                      December 31
                                        ----------------------------------------
                                              2003                  2002
                                        ------------------    ------------------
Risk-free interest rate                             2.50%                 3.75%
Volatility                                          0.00%                 0.00%
Expected life                               3.5 - 4 years         4 - 4.5 years
Expected dividends                                 --                    --


     Stock options or common stock issued to nonemployees in exchange for services were accounted for using the fair value method of accounting as prescribed by SFAS 123, using the Black-Scholes model and volatility factors for comparable public companies. The value of stock options or common stock was recorded as compensation expense over the period benefited based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever was more reliably measurable.

     Income Taxes

     The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

     Self-Insurance

     The Company is partially self-insured for certain employee health benefits. Accruals for losses are made based on the Company's claims experience and actuarial assumptions followed in the insurance industry. Actual losses could differ from accrued amounts. The Company provides medical, dental and vision coverage to substantially all eligible active employees and their dependents under a partially self-insured arrangement. There is stop-loss coverage for active employees. This stop-loss coverage provides payment on the excess of any individual claim incident over an established amount of $75,000 and $100,000, respectively, for the years ended December 31, 2003, and December 31, 2002. Pursuant to this arrangement, the Company had included in accrued liabilities approximately $147,000 and $413,000 as of December 31, 2003 and 2002.

     Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingent assets and liabilities at the date of the financial statements. Examples of estimates subject to possible revision based upon the outcome of future events include the estimated useful lives of long-lived assets; the fair values of inventory, property, plant and equipment, goodwill and common stock used for financial reporting purposes; purchase price allocations for business acquisitions; allowance for doubtful trade receivables; reserves for excess facilities; and the valuation of deferred tax assets. Actual results could differ from those estimates.

     Concentration of Suppliers

     The Company purchases certain of its components from sole suppliers. The inability of any supplier or manufacturer to fulfill supply requirements could negatively impact the Company's future operating results.

     Concentration of Credit Risk and Major Customers

     Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of trade accounts receivable. The Company's customer base is dispersed across many different geographic areas throughout North America, and as of December 31, 2003, consisted primarily of customers of its FSO and HFMMW systems. As discussed in notes 4 and 17, in 2003 the Company began plans to exit its Network Business, and as of December 31, 2003 had substantially ceased operations in the majority of its Network markets and had an insubstantial amount of trade accounts receivable outstanding from Network customers.

     The Company assesses each customer's financial condition through the review of current financial statements or credit reports. For existing customers, prior payment history is also used to evaluate the probability of collection and credit worthiness. For the year ended December 31, 2003, two customers accounted for 25% and 22% of total revenues. At December 31, 2003, two customers accounted for 33% and 20% of trade accounts receivable, and at December 31, 2002, two customers accounted for 19% and 15% of trade accounts receivable. The Company does not require collateral or other security to support credit sales, but provides an allowance for doubtful accounts based on historical experience applied against its aged receivables and specifically identified risks.

     Fair Value of Financial Instruments

     The Company's financial instruments, including cash and cash equivalents and short-term investments, are carried at fair value. The carrying value of the Company's convertible notes payable to shareholders approximate fair value as the interest rate approximates current market rates of similar debt.

     Reclassifications

     Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

(3)  Stock Repurchase Plan

     In December 2002, the Company's board of directors approved a plan, setting aside up to $85.0 million to repurchase shares of its common stock at a price of $0.95 per share and, to the extent funds remained, to repurchase vested and exercisable options and warrants to purchase common stock. The Company completed the common stock repurchase in February 2003, expending a total of $85.0 million (including legal and other direct costs of $785,000 related to the offer to repurchase shares of common stock) to repurchase 88,352,300 shares of common stock and 381,600 options and warrants to purchase shares of common stock that were exercised directly prior to the consummation of the repurchase plan. Approximately $70,000 of the total $785,000 in fees was paid to related parties.

     At December 31, 2003, following the common stock repurchase, a total of 46,998,400 shares of common stock was outstanding. As part of this plan, the Company set aside $5.0 million as restricted cash to cover potential claims and liabilities associated with the stock repurchase plan. The cash will be held in trust until either 2007 or until two-thirds of the then living beneficiaries agree to release such funds.

(4)  Restructuring Initiatives

     The following is a description of the actions taken associated with the Company's restructuring initiatives. Restructuring charges and asset impairments included in the accompanying consolidated statements of operations for the years ended December 31, 2003, and 2002 consist of reserves for excess office facilities and impairments of property and equipment.

     Accrued Loss for Excess Office Facilities

     In September 2001, the Company terminated certain Agreements with the Manufacturer (as defined and more fully described in note 15) as part of the Company's decision to revise its business strategy to place greater focus on selling its FSO systems to telecommunication carriers and enterprises. In connection with the refocus of its business strategy, the Company approved a plan to limit the number of markets it will operate its Network Business and eliminate excess and duplicate facilities, as well as reduce its overall employee headcount. During 2002 and 2003, the Company further refined its business strategies, which caused additional facilities to be vacated, negotiated out of certain lease obligations, entered into new sublease agreements with certain third parties, and experienced changes in existing sublease agreements.

     The Company estimates its excess office facilities liability as the total future committed lease payments reduced by estimated sublease rental income net of estimated sublease broker commissions and estimated discounts for early lease buyouts. Projections of future sublease rental income are based on actual contractual amounts, projected early lease buyouts and consultation with its real estate brokers and consultants regarding the likely price and timing of sublease income.

     The tables below display the restructuring activity and liability balance of the loss on excess office facilities for the years ended December 31, 2002 and 2003 (in thousands):

                                             Balance at               Charges                                       Balance at
                                            December 31,               during                  Cash                December 31,
                                                2001                  the year               payments                  2002
                                           ---------------         ---------------        ---------------         ---------------
Accrued loss on
     excess office facilities                  $9,521                   3,628                  (5,263)                   7,886
                                               ======                  ======                  ======                   ======


                                  Balance at               Charges                                                       Balance at
                                 December 31,               during            Accretion              Cash               December 31,
                                     2002                  the year            expense             payments                 2003
                                ---------------         ---------------       ----------           --------             ------------
Accrued loss on
     excess office facilities       $7,886                   3,937                 18             (6,431)                   5,410
                                    ======                  ======              =====             ======                   ======

     At December 31, 2002, the Company estimated that it would receive approximately $3.4 million in sublease rental income to offset its future committed lease payments on excess office facilities. Future cash outlays were anticipated through October 2011. As of December 31, 2003, the Company has estimated that it will receive approximately $1.2 million in sublease rental income to offset its future committed lease payments on excess office facilities. Future cash outlays are anticipated through August 2009 unless estimates and assumptions change or the Company is able to negotiate to exit the leases at an earlier date. The decreases in estimated future sublease income as of December 31, 2003 to the amounts estimated as of December 31, 2002 were a result of the Company's buying out of certain leases, and thus having fewer properties to generate sublease income, as well as the changes in current conditions in the local and national real estate markets where the Company has excess facilities, and was determined by management through consultation with its real estate brokers and consultants. Actual sublease rental income could vary materially from these estimates if the Company is unsuccessful in negotiating affordable termination fees on certain facilities, if operating lease rental rates continue to decrease in these markets, if it takes longer than expected to find a suitable tenant to sublease these facilities or if other estimates and assumptions change.

     In 2003, the Company paid approximately $2.7 million in cancellation fees related to certain operating leases that were included in the accrued loss on excess office facilities of $7.9 million as of December 31, 2002. The Company made other net cash payments in 2003 for facilities included in the accrued loss on excess office facilities as of December 31, 2002 totaling approximately $1.5 million. The Company recorded a net credit of $927,000 included as part of the total 2003 restructuring charge of $3.9 million that represents reversals of previously recorded liabilities for excess office facilities as a result of actual cancellation fees paid and adjustments to future sublease income estimates when compared with liabilities previously recorded in 2001 and 2002. These credits were recorded pursuant to EITF 94-3 for exit and disposal activities initiated prior to December 31, 2002. The accrued loss on excess office facilities for exit and disposal activities initiated prior to December 31, 2002 represented $2.8 million of the total $5.4 million included as liabilities for excess office facilities in the accompanying consolidated balance sheet as of December 31, 2003.

     Additionally, in 2003, the Company paid cancellation fees associated with the termination of certain Network leases that were not included in the accrued loss on excess office facilities of $7.9 million as of December 31, 2002. Payments made for these facilities totaled $1.7 million and are included in the total 2003 net restructuring charge of $3.9 million. These charges were recorded pursuant to SFAS 146 for exit and disposal activities initiated after December 31, 2002 and were recognized and measured at fair value when the Company negotiated the termination of the contracts with each lessor.

     In July 2003, the Company ceased use of its corporate headquarters in Kirkland, Washington, and consolidated those operations with an existing facility in Redmond, Washington. In accordance with SFAS 146, as of the July 2003 cease-use date the Company estimated a liability for the Kirkland facility at fair value based on the remaining lease rentals, reduced by estimated sublease rentals totaling $2.1 million. The charge of $2.1 million is included in the total net restructuring charge of $3.9 million included in the accompanying consolidated statement of operations for the year ended December 31, 2003. In December 2003 the Company also ceased-use of certain other facilities and recorded liabilities at fair value on the cease-use dates totaling $1.0 million, which is included in the total net restructuring charge of $3.9 million included in the accompanying consolidated statement of operations for the year ended December 31, 2003. After the cease-use date for Kirkland and these other facilities, the Company made cash payments in 2003 totaling approximately $497,000. The accrued loss on excess office facilities for exit and disposal activities initiated after December 31, 2002 represented $2.6 million of the total $5.4 million included as liabilities on excess office facilities on the accompanying consolidated balance sheet as of December 31, 2003.

     Asset Impairments

     In the fourth quarter of 2002, the Company reviewed all of its property and equipment for recoverability. Under SFAS 144, the excess of the net carrying value (cost less accumulated depreciation) over management's best estimate of current fair market value was recorded as asset impairments in the accompanying consolidated statement of operations for the year ended December 31, 2002 and totaled $3.9 million. The impairment charge included the Network and Network Operations Center (NOC) assets as well as manufacturing equipment used to produce FSO products that were discontinued.

     During the fourth quarter of 2003, the Company performed a review of all of its property and equipment for recoverability given the existence of certain impairment indicators. As required by SFAS 144, the excess of the net carrying value (cost less accumulated depreciation) over management's best estimate of current fair market value was recorded as asset impairments in the accompanying consolidated statement of operations for the year ended December 31, 2003 and totaled $2.3 million in the aggregate. The largest component of the asset impairments of $2.3 million were associated with the consolidation of the Kirkland and Redmond, Washington facilities and related employee headcount reductions and primarily related to impairment of various software assets, leasehold improvements and excess office furniture and fixtures.

     During 2003, the Company continued to actively pursue a sale of its Network Business; however, as of December 31, 2003, management determined that a sale of the Network was not probable. In accordance with SFAS 144, management continued to consider the assets used in the Network Business as held for use and determined that these assets did not meet the criteria for classification as held for sale nor did the results of operations of the Network Business meet the criteria for reporting as discontinued operations as of and for the year ended December 31, 2003.

     The Company abandoned the Network Business in February 2004 as discussed in note 17.

     Personnel Reductions

     The Company had employee headcount reduction initiatives in 2002. The aggregate number of employees terminated in 2002 totaled 79 and affected all functional areas, resulting in a charge of $826,000, which was included as a component of operating expenses for the year ended December 31, 2002. Employee separation charges consisted primarily of severance, related taxes, outplacement and other benefits related to ongoing arrangements and were accrued for at the time payment of the compensation was probable, and the amount to be paid could be reasonably estimated. No amounts were accrued as of December 31, 2002 related to employee separation charges.

     The Company continued reducing headcount during 2003 with its employee headcount reduction initiatives. As part of the Company's stock repurchase plan that was consummated in February 2003 (see note 3), the Company terminated 130 employees in April 2003. For the remainder of 2003, the Company continued to implement headcount reductions that affected all functional areas, resulting in an aggregate number of employees terminated in 2003 of 160 and total severance-related charges of $2.0 million, which are included as a component of operating expenses for the year ended December 31, 2003. Employee separation charges consisted primarily of severance, related taxes, outplacement and other benefits related to ongoing arrangements and were accrued for at the time payment of the compensation was probable, and the amount to be paid could be reasonably estimated. No amounts were accrued as of December 31, 2003 related to employee separation charges.

(5)  Acquisition of Harmonix

     In July 2002, the Company acquired the assets of Harmonix Corporation (Harmonix), a privately held company that develops and manufactures HFMMW systems. The acquisition of Harmonix complemented the Company's existing product line by expanding the scope and variety of its broadband wireless solutions.

     This transaction resulted in the payment of $3.5 million in cash including a $250,000 bridge loan made in May 2002 prior to the acquisition; issuance of $2.5 million in convertible notes payable; the issuance of 1,050,000 shares of the Company's common stock based on an estimated fair market value on the acquisition date of $2.86 per share, or approximately $3.0 million, all of which was delivered to Harmonix shareholders at closing; and $1.7 million in assumed liabilities of Harmonix. Cash paid of $3.5 million reflected the effect of approximately $112,000, which represented the cash received upon exercise of Harmonix stock options and which was netted against the cash consideration paid by the Company for the shares underlying these options.

     Based on estimates and assumptions, the Company allocated the total purchase price of $10.6 million as follows (in thousands):

           Cash                                              $    87
           Trade accounts receivable, net                         45
           Prepaid expenses and other current assets              17
           Inventories                                           382
           Property and equipment                                367
           Other assets                                           12
           Goodwill                                            2,742
           In-process research and development                 6,930
                                                             -------
                             Total purchase price            $10,582
                                                             =======


     Of the total purchase price, $910,000 was allocated to tangible assets acquired and no amounts were assigned to amortizable or to indefinite-lived intangible assets other than goodwill.

     Of the total purchase price, $6.9 million was recognized as a charge to operations from the write-off of IPR&D, and the remainder of the purchase price, or $2.7 million, was assigned to goodwill. Projects that qualify as IPR&D on the date of acquisition represent those that have no alternative future use and are incomplete with remaining development risks such as technological and engineering.

     The IPR&D charge was a result of the Company's decision to acquire next-generation HFMMW radio frequency technology that had not yet been commercialized rather than develop the technology internally. The fair value of the IPR&D was estimated based on the "income approach" using the present value of the estimated cash flows expected to be generated by the IPR&D, using risk-adjusted discount rates and revenue forecasts as appropriate.

     The estimates used in valuing IPR&D were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable, and, as a result, actual results may differ from estimates.

     As discussed, the Company issued convertible notes payable to the shareholders of Harmonix as part of the purchase price. The convertible notes' aggregate principal amount totaled $2.5 million. The notes mature in July 2005, with interest only payments at an annual rate of 6.75% in quarterly installments beginning October 12, 2002, with the principal balance maturing July 12, 2005. At the discretion of holders of the notes, the notes are convertible into shares of the Company's common stock beginning in July 2004, based on a value of $6.00 per share of common stock or 416,667 shares. If the conversion option is not elected prior to July 12, 2005, the holders will receive the principal of $2.5 million in cash on the maturity date. The Company has classified the convertible notes as a long-term liability on the accompanying balance sheets as of December 31, 2003 and 2002.

     As of and for the year ended December 31, 2003, the Company recorded interest expense of $169,000 related to these notes of which $150,000 was paid in cash.

     The transaction provides for an indemnification period of generally 24 months whereby any breaches of the representations or warranties, including unknown liabilities, by Harmonix shareholders not in the ordinary course of business may be offset against the consideration received by such shareholders in the merger.

(6)  Cash, Cash Equivalents and Short-Term Investments

     Cash, cash equivalents and short-term investments consist of the following (in thousands):


                                                                              December 31
                                                                         -----------------------
                                                                           2003            2002
                                                                         -------         -------
Cash and cash equivalents:
     Cash                                                                $   298           2,977
     Money market funds                                                   20,871          50,655
     U.S. government and agency securities                                 4,698          50,727
                                                                         -------         -------
        Total cash and cash equivalents                                   25,867         104,359
                                                                         -------         -------

Short-term investments:
     Mortgage and asset-back securities                                    3,808           1,502
     Corporate securities                                                  8,955           9,889
     Money market funds                                                   15,466           7,534
     U.S. government and agency securities                                 8,081          78,530
                                                                         -------         -------
        Total short-term investments                                      36,310          97,455
                                                                         -------         -------
        Total cash, cash equivalents, and short-term investments         $62,177         201,814
                                                                         =======         =======

     Gross unrealized gains and losses at December 31, 2003 and 2002 were not material.

     The following table summarizes the estimated fair value of securities held in short-term investments classified by the stated maturity date of the security (in thousands):

                                                               December 31
                                                         -----------------------
                                                           2003            2002
                                                         -------         -------
Due within 1 year                                        $33,561          94,253
Due within 1 year to 2 years                               2,749           3,202
                                                         -------         -------
     Total                                               $36,310          97,455
                                                         =======         =======


     In addition, at December 31, 2003, restricted cash equivalents of $6.8 million represent (a) cash equivalents of $5.0 million to cover potential claims and liabilities associated with the 2003 stock repurchase plan to be held in trust until either 2007 or until two-thirds of the then living beneficiaries agree to release such funds (see note 3), (b) cash equivalents of $1.1 million, of which $802,000 are classified as current, pledged as collateral against letters of credit for office spaces and equipment under operating lease agreements (see note 10), and (c) cash equivalents of $700,000 related to an executive's employment contract.

(7)  Inventories

     Inventories consist of the following (in thousands):

                                                                December 31
                                                           ---------------------
                                                            2003           2002
                                                           ------         ------
Raw materials                                              $  296            487
Work in process                                               122            508
Finished goods                                              1,900          1,073
                                                           ------         ------
                                                           $2,318          2,068
                                                           ======         ======


     For the years ended December 31, 2003 and 2002, the Company recorded, within cost of revenues, write-downs of its inventories to lower of cost or market totaling approximately $5.2 million and $3.5 million, respectively. The write-downs result from a significant decrease in forecasted revenue for certain products and the discontinuation of certain product lines, and were calculated in accordance with the Company's inventory valuation policy, which is based on a review of forecasted demand for certain products compared with existing inventory levels.

(8)  Property and Equipment

     Property and equipment as of December 31, 2003 and 2002 consists of the following (in thousands):

                                                                  December 31
                                                              --------------------
                                                                 2003        2002
                                                              --------    --------
Trial equipment                                               $    753         790
Software                                                        15,211      17,233
Product development and optical and test equipment               4,540       4,158
Manufacturing equipment                                          1,476       1,828
Computer equipment, furniture, and fixtures and office
      equipment                                                  6,826       7,519
Computer equipment, furniture, and fixtures and office
      equipment under capital lease                               --           112
Leasehold improvements                                           1,855       6,321
Other                                                              464         470
                                                              --------    --------
                                                                31,125      38,431
Less accumulated depreciation and amortization (including
      zero and $85 related to capital leases, respectively)    (28,448)    (25,153)
                                                              --------    --------
                                                              $  2,677      13,278
                                                              ========    ========


     Assets under capital leases were pledged as collateral for the underlying lease agreements prior to the early buyouts of all of the Company's capital leases in 2003 (see note 11).

     For the years ended December 31, 2003 and 2002, the Company recorded asset impairment charges which reduced the carrying value of certain property and equipment (see note 4).

(9)  Accrued Liabilities

     Accrued liabilities consist of the following (in thousands):

                                                               December 31
                                                           ---------------------
                                                            2003           2002
                                                           ------         ------
Salaries and wages                                         $  426            685
Compensated absences                                          797          1,392
Commissions and bonuses                                     1,122            878
Benefits                                                      241            477
Accrued warranty                                              102            122
Other                                                         217            406
                                                           ------         ------
                                                           $2,905          3,960
                                                           ======         ======


(10) Notes Payable

     During 1999, the Company entered into a loan agreement (the Loan) with a bank allowing for aggregate advances up to $2.0 million for purchases of equipment. The Loan was collateralized by all of the equipment. The Company received two advances under the Loan, one for $747,000 and the other for $1.2 million. The interest on each advance was 9.52% and 9.76%, respectively. In 2001, the Loan was modified to allow for additional aggregate advances of up to $10.0 million for purchases of equipment through February 20, 2002. In April 2001, the Company received $6.8 million under the Loan to finance equipment purchases. The advances under the modified Loan were scheduled to be repaid in 36 equal monthly payments of principal and interest. The interest on each advance under the modified Loan was 8.0%. On July 2, 2002, the Company repaid the outstanding balance of principal and interest totaling $5.6 million. The Company has no other obligations under the Loan.

     In December 2000, the Company entered into a financing agreement (the Financing Agreement) with a vendor for purchases of equipment. The Financing Agreement was collateralized by the purchased equipment. The Company received four advances under the Financing Agreement aggregating $1.9 million. Each advance was scheduled to be repaid in 36 equal monthly payments of principal and interest. The interest rate on each advance was 11.59%. As of December 31, 2002, the Company owed $682,000 under this agreement. Repayment of outstanding principal and interest totaling $642,000, including prepayment fees of $19,000, was made on February 3, 2003. The Company has no further obligations under the Financing Agreement.

(11) Commitments and Contingencies

     Lease Commitments

     In July 2003, the Company exercised its option to purchase all of its equipment under capital leases prior to the end of the lease terms, effectively satisfying all of its capital lease obligations. Principal payments made prior to the early lease terminations totaled $115,000, and payments made to purchase the equipment and effectively terminate the capital leases totaled $763,000. Imputed interest on the equipment capital leases ranged from 10% to 16%. Fees associated with the early buyouts of the capital leases, which included either a $1 option to purchase the equipment on or before the lease's termination or a 10% assessment of the equipment's acquisition cost, totaled approximately $38,000. No additional equipment capital leases were entered into during 2003, and as of December 31, 2003, the Company's only remaining lease commitments related to operating leases.

     Leases relating to office space, network rental space and equipment that do not meet the capital lease criteria are classified as operating leases. Future minimum lease payments on noncancelable operating leases are as follows at December 31, 2003 (in thousands):


                                              Office leases      Other         Total
                                              -------------   -----------   -----------
Year ended December 31:
     2004                                        $ 3,916             167        4,083
     2005                                          2,974             128        3,102
     2006                                            815              29          844
     2007                                            367               6          373
     2008                                            301               1          302
     Thereafter                                      682            --            682
                                                 -------         -------      -------
              Total minimum lease payments         9,055             331        9,386
     Future minimum sublease rental income        (1,168)           --         (1,168)
                                                 -------         -------      -------
              Net                                $ 7,887             331        8,218
                                                 =======         =======      =======


     Of the total net future minimum lease payments of $8.2 million included in the table above, approximately $5.4 million is recorded as accrued loss on excess office facilities on the accompanying consolidated balance sheet as of December 31, 2003 (see note 4). Rent expense was $4.5 million and $6.6 million for the years ended December 31, 2003 and 2002, respectively. The

     Company recorded $272,000 and $194,000 of sublease rental income for the years ended December 31, 2003 and 2002, respectively, and recorded it as an offset to rent expense.

     Subsequent to December 31, 2003, the Company ceased use of an additional facility that the Company determined was excess after December 31, 2003 and paid cancellation fees totaling $100,000 associated with the termination of the lease. Additionally, subsequent to December 31, 2003, the Company paid $552,000 in cancellation fees related to two operating leases that were included in the accrued loss on excess office facilities of $5.4 million as of December 31, 2003. Future minimum lease payments for these three facilities as of December 31, 2003 was approximately $1.1 million of the total net payments of $8.2 million included in the table above.

     Included in restricted cash equivalents on the accompanying consolidated balance sheets are restricted cash equivalents related to letter of credit agreements required to secure certain lease commitments for office space and equipment as discussed above. As a result of the Company's termination of certain equipment capital leases and facility operating leases, the Company reduced its restricted cash equivalents relating to lease commitments from $2.4 million at December 31, 2002 to $1.1 million at December 31, 2003. The remaining agreements expire through 2011.

     Accrued Warranty and Indemnifications

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others: an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB interpretation No. 34 (FIN 45). FIN 45 provides expanded accounting guidance surrounding liability recognition and disclosure requirements related to guarantees, as defined by this Interpretation. The Company adopted FIN 45 during the year ended December 31, 2002. In the ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope of FIN 45 except for standard indemnification and warranty provisions that are contained within many of the Company's customer equipment and service agreements, and give rise only to the disclosure requirements prescribed by FIN 45.

     Indemnification and warranty provisions contained within the Company's equipment and service agreements are generally consistent with those prevalent in its industry. The duration of the Company's product warranties generally does not exceed one year following customer receipt of sold equipment.

     The Company has not incurred significant obligations under customer indemnification or warranty provisions historically and had not maintained a warranty accrual through December 31, 2001. In 2002, the Company established an accrual for warranty-related obligations on its equipment sales, which are initially recognized as costs of revenue with a corresponding liability included in accrued liabilities in the accompanying consolidated balance sheets. As of December 31, 2003 and 2002, the Company has accrued $102,000 and $122,000, respectively, for estimated product warranty claims. The accrued product warranty costs are based primarily on historical experience of actual warranty claims as well as current information on repair costs. Warranty claims paid for each of the years 2003 and 2002 was $57,000 and zero, respectively.

     The following is a tabular reconciliation of the product warranty accrual (in thousands):

                                                                        Year ended December 31
                                                                        -----------------------
                                                                         2003              2002
                                                                        -----             -----
Beginning balance                                                       $ 122              --
     Liabilities accrued for warranties issued during the
        period                                                            168               122
     Warranty claims paid during the period                               (57)             --
     Changes in liability for pre-existing warranties during
        the period, including expirations                                (131)             --
                                                                        -----             -----
Ending balance                                                          $ 102               122
                                                                        =====             =====


     Contingencies

     In early 2003, certain former contractors and employees holding vested stock options exercisable into common stock shares of the Company wrote to the Company through their attorney, stating that the offer made by the Company to repurchase common stock, options and warrants consummated in February 2003 should have included all of their vested stock options (see note 3). These former employees estimated there was approximately $4.0 million in damages. The Company has advised the group that the Company has no obligation to repurchase their options. Management believes that there is no merit to this complaint, and therefore that the ultimate outcome of this matter will not have a material adverse effect on the Company's financial position, results of operations or cash flows. Accordingly, the Company has not accrued any amounts related to this matter because a loss is not considered probable.

     From time to time, the Company is involved in litigation arising in the normal course of business. However, as of December 31, 2003, the Company is not party to any litigation that management believes will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

(12) Shareholders' Equity

     Preferred Stock

     The board of directors may authorize the issuance of preferred stock from time to time in one or more series. The shares of each series shall have voting powers and special rights and qualifications, limitations or restrictions as provided for by the board of directors. Effective May 15, 2003 the Company amended its articles of incorporation to decrease the authorized number of preferred shares from 120 million to 100 million. At December 31, 2003, and 2002, there were no issued or outstanding shares of preferred stock.

     Common Stock

     Effective May 15, 2003 the Company amended its articles or incorporation to increase the authorized number of capital shares from 280 million common stock shares with no par value per share to 350 million. The Company also designated that of the common shares, 300 million shall be a series of regular common stock with no par value per share, and 50 million shall be a series of nonvoting common stock with no par value per share. The holders of the regular shares of common stock, on the basis of one vote per share, shall have the right to vote for the election of members of the board of directors and the right to vote on all other matters. The holders of shares of nonvoting common stock shall have no right to vote on any matters, including the election of members of the board of directors. As of December 31, 2003 there were 46,998,400 regular common shares issued and outstanding, and zero nonvoting shares outstanding.

     Stock Option Plans

     The Company has five stock option plans (Plans) to compensate employees, directors, consultants or independent contractors for past and future services. The following is an individual summary of each of the Plans:

     1997 Plan

     In December 1997 the Company's board of directors adopted the Terabeam Corporation Stock Compensation Plan (the 1997 Plan), which provides for the issuance of incentive stock options (ISOs) and nonqualified stock options (NQSOs) to employees, directors, consultants or independent contractors. Shares of common stock reserved for the 1997 Plan totaled 17,500,000 shares. In August 2001, the board of directors increased the number of shares reserved under the 1997 Plan from 17,500,000 to 18,060,000. Options issued under the 1997 Plan have a maximum term of 10 years from the date of grant, except for ISOs granted to employees who hold more than 10% of the voting power of the Company which have a maximum term of five years. Options granted under the 1997 Plan generally vest over four years.

     1999 Plans

     In October 1999, the Company's board of directors adopted the 1999 Incentive Stock Option Plan (the ISO Plan) and the 1999 Nonqualified Stock Option Plan (the NQSO Plan), collectively referred to as the "1999 Plans." Shares of common stock reserved for the ISO Plan total 7,940,000 shares and have a maximum term of 10 years. In 2000, the board of directors increased the number of shares reserved under the NQSO Plan from 12,000,000 shares to 34,500,000 shares. Shares under the NQSO Plan generally have a maximum term of five years, unless approved by the Plan Administrator.

     ISOs may be issued only to employees of the Company. The exercise price for ISOs may not be less than 100% of the estimated fair market value of the common stock at the time of the grant. In the case of options granted to holders of more than 10% of the voting power of the Company, the exercise price may not be less than 110% of the estimated fair market value of the common stock at the time of grant, and the term of the option may not exceed five years. Options become exercisable in whole or in part from time to time as determined by the Administrator of the Plans. Both ISOs and NQSOs granted under the 1999 Plans generally vest over four years.

     2000 Plan

     In November 2000, the board of directors adopted the 2000 Nonqualified Stock Option Plan (the 2000 Plan), effective July 2000. Shares of common stock reserved for the 2000 Plan total 15,000,000 shares plus an automatic increase to be added on the first day of each month beginning on or after April 1, 2001 equal to 10,000 shares multiplied by the number of individuals who began employment or services at the Company in the preceding month provided, however, that the maximum number of shares which may be issued under the 2000 Plan may not exceed 20,000,000 shares. Options issued out of the 2000 Plan that have vested can be exercised at the earliest of the following dates: (a) the date of the closing of the Company's initial public offering of common stock; (b) the effective date of a change in control of the Company; and/or (c) the fifth anniversary of the vesting commencement date. Shares under the 2000 Plan have a maximum term of seven years. Options granted under the 2000 Plan generally vest over four years. In the event of an involuntary termination, vested options can be exercised for a period up to a maximum term of seven years from the original vesting date.

     2003 Plan

     In April 2003, the Company's board of directors adopted the 2003 Nonqualified Stock Option Plan (the 2003 Plan), effective May 16, 2003. Shares of nonvoting common stock reserved for the 2003 Plan total 35,000,000 shares. Shares of the nonvoting common stock may convert into shares of common stock under specific circumstances as described in the 2003 Plan. Shares issued under the 2003 Plan have a maximum term of seven years from the Vesting Commencement date. Options granted under the 2003 Plan generally vest over four years. All participants in the 2003 Plan received options whose expiration dates will be deferred on terms equivalent to the terms in the 2000 Plan in the event of an involuntary termination. The nonqualified stock options will be immediately exercisable at the date of grant, unless otherwise established by the Plan Administrator in the participant's Option Agreement, provided that the option shares remain unvested and subject to repurchase by the Company at the exercise price the holder paid over a period not to exceed four years. The 2003 Plan also provides for option holders to have an unconditional right to receive fifteen days' advance notice of the consummation of a change in control.

     2003 Repricing

     With the approval of the 2003 Plan, the Company offered employees and directors the opportunity to voluntarily cancel any outstanding options to purchase shares of the Company's common stock in exchange for replacement options to purchase shares of a nonvoting common stock under the 2003 Plan. Only employees and directors that were employed by the Company as of May 16, 2003 were eligible to participate in the 2003 Plan cancellation and replacement plan. Under the terms of the cancellation and replacement plan, continuing employees and directors who held options to purchase shares of common stock with an exercise price above $0.95 per share were able to receive new 2003 Plan options at a repriced exercise price of $0.95 per share, an extended expiration date, and no loss in cumulative vesting.

     On May 16, 2003, a total of 21,840,600 options under the Company's prior stock option plans with exercise prices above $0.95 per share were cancelled and new options to purchase common stock in the 2003 Plan were granted under the cancellation and replacement plan. The board of directors determined such a repricing to be appropriate in order to sustain the incentive perceived by its employees. The cancellation and replacement plan is deemed to be a repricing under FIN 44. As a result of the repricing, the Company is required to follow variable plan accounting for these options until these options are forfeited, exercised or expire. While the Company was not required to recognize any stock-based compensation expense in the year ended December 31, 2003, expense will be recognized in the future if the fair value of the Company's stock price increases above the revised $0.95 exercise price of the options.

     Details regarding the options that were cancelled and replaced on May 16, 2003 with $0.95 repriced 2003 Plan options follows:


                                                                             Shares
                                                     ------------------------------------------------------
                 Exercise prices                       Vested               Unvested               Total
      ---------------------------------------        ----------            ----------            ----------
     $       1.25                                     9,544,500             5,957,300            15,501,800
             2.00                                       331,000               645,000               976,000
             3.75                                     3,187,500             2,175,300             5,362,800
                                                     ----------            ----------            ----------
                                                     13,063,000             8,777,600            21,840,600
                                                     ==========            ==========            ==========


     The weighted average exercise price of the 21,840,600 options prior to and after the cancellation and replacement was $1.90 and $0.95, respectively, and the weighted average deemed fair value per underlying common share at the date of cancellation and replacement was $0.09.

     Employee Stock-Based Compensation

     In accordance with the requirements of Opinion 25, the Company has recorded deferred stock-based compensation for the difference, if any, between the exercise price of the stock options and the deemed fair value of the Company's common stock at the date of grant. This deferred stock-based compensation is recognized as expense over the period during which the options become exercisable, generally four years, using an accelerated method as described in FIN 28. The following is a summary of activity related to employee deferred stock-based compensation for each of the years ended December 31, 2002 and 2003.

     2002

     During 2002 the Company issued 6,757,000 stock options to certain employees with exercise prices below the deemed fair value of the Company's common stock at the date of grant. During the year ended December 31, 2002, the Company recorded deferred stock-based compensation related to these options in the total amount of $19.2 million and recognized $17.0 million as expense. The weighted average exercise price of the 6,757,000 options issued in 2002 was $1.50 and the weighted average deemed fair value per underlying common share was $4.34 at the date of grant.

     In 2002, upon terminating certain employees, the Company extended the expiration date and/or modified the exercise period of 2,727,100 vested employee stock options. The Company recognized expense of $8.9 million in 2002 related to deferred stock-based compensation initially recorded in prior years, net of reversals for terminated employees, in accordance with the accelerated method prescribed under FIN 28. The Company also reversed approximately $3.6 million of deferred stock-based compensation initially recorded in prior years and in 2002 for terminated employees' unvested options.

     2003

     During 2003, the Company did not issue any stock options to employees with exercise prices below the deemed fair value of the Company's common stock at the date of grant. In 2003 upon terminating certain employees, the Company extended the expiration date and/or modified the exercise period of 3,544,000 vested employee stock options. The Company recognized expense of $2,025,000 in 2003 related to deferred stock-based compensation initially recorded in prior years, net of reversals for terminated employees, in accordance with the accelerated method prescribed under FIN 28. The Company also reversed approximately $4.1 million of deferred stock-based compensation initially recorded in prior years for terminated employees' unvested options.

     Additionally, on May 16, 2003 the Company modified certain options by allowing for the cancellation of 5,568,900 options with exercise prices ranging from $0.08 to $3.75 per share and granting an equivalent number of replacement options to purchase common stock in the 2003 Plan. The 5,568,900 replacement options were not repriced to $0.95 per share but instead maintained their original exercise price. Optionees holding these replacement awards did receive an extended expiration date, and no loss in cumulative vesting, similar to the 21,840,600 replacement options that were repriced to $0.95 as part of the May 16, 2003 cancellation and replacement plan. The Company recorded deferred stock-based compensation of $716,000 and recognized $714,000 as expense in accordance with the accelerated method prescribed under FIN 28 for the year ended December 31, 2003 as a result of these modifications.

     Details regarding the 5,568,900 options that were cancelled and replaced on May 16, 2003 with 2003 Plan options with no change to the original exercise price follow:

                                                                           Shares
                                                    ---------            ---------            ---------
                 Exercise prices                      Vested              Unvested              Total
      ---------------------------------------       ---------            ---------            ---------
     $      0.08                                       23,500                 --                 23,500
            0.50                                    1,507,400               38,700            1,546,100
            1.25                                    1,508,400              167,500            1,675,900
            2.00                                      116,800              213,200              330,000
            3.75                                    1,383,000              610,400            1,993,400
                                                    ---------            ---------            ---------
                                                    4,539,100            1,029,800            5,568,900
                                                    =========            =========            =========


     The weighted average exercise price of the 5,568,900 option was $1.98 and the weighted average fair value per underlying common share at the date of the modifications was $0.14.

     Nonemployee Stock-Based Compensation

     During 2002, the Company issued 267,000 stock options to certain nonemployees that generally vest over a period of one to four years. The options granted in 2002 are considered be outside of the Plans. Additionally, the Company had made other options grants to these nonemployees prior to 2002. In accordance with the requirements of SFAS 123 and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), the Company has recorded stock-based compensation expense using the fair value method for all such grants. The fair value of options granted in 2002 was determined at each balance sheet date during 2002 using the fair value method and the following assumptions:

Risk-free interest rate                                   2.94% - 5.14%
Volatility                                                       70.00%
Expected life (contractual)                                  5.00 years
Expected dividends                                               --


     Stock-based compensation expense related to grants to certain nonemployees that have a vesting period is recognized as expense over the period during which the options become exercisable using the accelerated method as described in FIN 28. During the years ended December 31, 2003 and 2002, the Company recognized $2,000 and ($392,000), respectively, as expense for such nonemployee grants. The reversal of previously recorded stock-based compensation expense in 2002 was a result of the decline in the fair value of the Company's stock from $5.00 to $0.95 per share, termination of services rendered by certain of these nonemployees, and the application of the FIN 28 accelerated method. As of December 31, 2003 all options outstanding with vesting periods originally issued to nonemployees were fully vested and the Company had fully recognized all stock-based compensation associated with these nonemployee option grants.

     The weighted average exercise price of the 267,000 stock options issued in 2002 was $0.50, and the weighted average grant date fair value per underlying common share was $0.94.

     Additionally, in each of the years ended December 31, 2003 and 2002, the Company recorded expense of $3,000 for fully vested stock option grants totaling 5,200 and 1,600 options, respectively, issued to nonemployees in exchange for services. The weighted average exercise price for these grants was $1.17 and $3.75, respectively, and the weighted average grant date fair value was $0.55 and $3.47, respectively.

     Option activity for 2003 and 2002 is as follows:


                                                Options granted under the              Options granted outside of
                                                          plans                                 the plans
                                           ------------------------------------    ------------------------------------
                                                                  Weighted                                Weighted
                                                                   average                               average
                                                                    price
                                               Shares             exercise             Shares           exercise price
                                           ---------------     ----------------    --------------     -----------------
Outstanding at December 31, 2001             52,487,200             $   1.81           4,857,100             $   0.44
     Granted                                  8,016,600                 1.85             345,300                 0.50
     Exercised                                 (109,400)                0.14            (480,400)                0.09
     Cancelled                              (10,502,000)                1.71                --
                                             -----------                             -----------
Outstanding at December 31, 2002             49,892,400                 1.84           4,722,000                 0.49
     Granted                                 31,316,600                 1.14                  --                   --
     Exercised                                 (928,900)                0.15            (107,800)                0.21
     Cancelled                              (34,708,100)                1.93          (1,060,600)                0.09
                                             -----------                             -----------
Outstanding at December 31, 2003             45,572,000                 1.33           3,553,600                 0.61
                                             ===========                             ===========


     The weighted average fair value of options granted under the Plans during 2003 and 2002 were $0.10 and $2.57 per share, respectively. The weighted average fair value of options granted outside of the Plans during 2002 was $1.17 per share.

     As of December 31, 2003, the Company had 62.0 million shares of common stock available for grant for the exercise of options. The range of exercise prices for options outstanding at December 31, 2003 was $0.0125 to $3.75.

     The following table summarizes information about options outstanding at December 31, 2003:

                                                                               Weighted
                                                                               average
                                                                              remaining
                                                          Options            contractual            Options
                    Exercise price                      outstanding              life             exercisable
     ---------------------------------------------    -----------------    -----------------    -----------------
     $  0.0125                                                66,800                 4.00               66,800
        0.0875                                             5,761,000                 3.10            5,761,000
        0.5000                                             5,471,300                 3.60            5,471,300
        0.9500                                            24,304,200                 6.70           15,513,300
        1.2500                                             5,369,600                 4.10            5,364,600
        2.0000                                               601,600                 5.40              600,200
        3.7500                                             7,551,100                 3.90            7,485,900
                                                          ----------                                ----------
                                                          49,125,600                                40,263,100
                                                          ==========                                ==========


     As of December 31, 2002, there were 54,614,400 and 39,238,000 options outstanding and exercisable, respectively, with a weighted average exercise price of $1.72 and $1.52, respectively. As of December 31, 2003 there were 49,125,600 and 40,263,100 options outstanding and exercisable, respectively, with a weighted average exercise price of $1.27 and $1.34, respectively.

(13) Income Taxes

     At December 31, 2003, the Company has net operating loss carryforwards of approximately $66.3 million, expiring through 2024. A valuation allowance has been recorded for the deferred tax assets as it has been determined that it is more likely than not that these deferred tax assets will not be realized.

     The Company's ability to use its net operating loss to offset future income is subject to restrictions in the Internal Revenue Code that could limit the Company's future use of its net operating losses if certain stock ownership changes occur.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and December 31, 2002, are presented below (in thousands):

                                                              December 31
                                                        ------------------------
                                                          2003            2002
                                                        --------       --------
Deferred tax assets:
     Net operating loss carryforwards                   $ 23,193           --
     Research and development tax credit                   3,526          1,362
     Deferred stock-based compensation                    31,700         31,029
     Inventories                                           1,833           --
     Property basis differences                            5,655         12,772
     Other temporary differences                           2,401          3,370
                                                        --------       --------
                 Gross deferred tax assets                68,308         48,533
     Valuation allowance                                 (68,308)       (47,809)
                                                        --------       --------
                 Net deferred tax assets                    --              724
                                                        --------       --------
Deferred tax liabilities:
     Inventories                                            --             (724)
                                                        --------       --------
                 Gross deferred tax liabilities             --             (724)
                                                        --------       --------
                 Net deferred taxes                     $   --             --
                                                        ========       ========


     The difference between the Company's statutory tax rate of 35% and its effective tax rate of 0% is primarily attributable to the full valuation allowance recorded on its net deferred tax assets and the permanent book and tax difference resulting from the noncash gain discussed in note 15. The change in the valuation allowance was $20.5 million and $31.9 million for 2003 and 2002, respectively.

     As a result of the termination of the agreements with the Manufacturer in January 2002 (as defined and more fully described in note 15), for tax purposes, the Company recognized a portion of the deferred income related to the option as noncash gain in other income. This resulted in the utilization of $94.5 million of its accumulated net operating loss carryforwards that existed at December 31, 2001.

     There is an inherent tax risk associated with the valuation of the common stock consideration granted to the Manufacturer, as discussed in note 15. The Company's common stock is not publicly traded and thus there is no external market with which to measure this consideration. Management believes that the consideration granted represents its best estimate of fair value based on third party valuation evidence, consideration of comparable companies and market trends.

(14) Employee Retirement Plan

     In October 2000, the Company established a profit sharing plan (the Plan) that qualifies under Section 401(k) of the Internal Revenue Code. The Plan covers substantially all eligible employees. Participants in the Plan may elect to have up to 50% of their pre-tax compensation contributed to the Plan, subject to certain guidelines issued by the Internal Revenue Service. The Company may contribute to the Plan at its discretion. To date, no contributions have been made by the Company.

(15) Related Party Transactions and Certain Other Transactions

     Termination of Agreements with the Manufacturer

     In April 2000, the Company entered into several agreements (the Agreements) with a major communications equipment manufacturer (the Manufacturer) and in conjunction with the Agreements, the Company formed an entity, Terabeam Labs LLC (TBL) to develop and manufacture FSO network equipment. As part of the Agreements, the Company received $450.0 million in assets, of which $400.0 million was cash.

     Pursuant to the Agreements, the Company contributed assets with a fair value of $348.0 million in exchange for 70% preferred voting interest, an 8% preferred return on its initial capital contribution, and 5% profit/loss interest in TBL, subject to certain allocation provisions in the Agreements. The Manufacturer contributed assets with fair value of $50.0 million and cash of $100 million in exchange for 30% preferred voting interest, an 8% preferred return on its initial capital contribution, and 30% profit/loss interest in TBL, subject to certain allocation provisions in the Agreements. The Manufacturer paid the Company $300 million in consideration for a right of first refusal to purchase the Company's interest in TBL and an option written by the Company to purchase all of the Company's interest in TBL in the future, at a price to be determined. The written option was reflected as a liability.

     Also, as part of the Agreements, the Company formed another entity, Terabeam Labs Investors LLC (TBL Investors), which contributed cash of $2.0 million in exchange for 65% profit/loss interest in TBL, subject to certain allocation provisions in the Agreements. Certain shareholders of the Company owned TBL Investors. The Company was the sole manager of TBL Investors.

     In September 2001, as part of the Company's business strategy to place greater focus on selling its FSO systems to telecommunication carriers and enterprises, the Company and the Manufacturer terminated the Agreements. As part of the termination of the Agreements, the Manufacturer agreed to exchange its 30% interest in TBL and terminate its right of first refusal to purchase the Company's interest in TBL and its option to purchase all of the Company's interest in TBL in exchange for shares of common stock of the Company, equal to the 15% of the shares issued and outstanding on the closing date. The Company had previously marked the written option to market. As a result, the Company's consolidated balance sheet as of December 31, 2001 reflected the fair value of the written option as zero and minority interest as $104.4 million. The transaction ultimately closed in January 2002 and the Company issued 20,873,700 shares of common stock, with an estimated fair market value of approximately $104.4 million, and eliminated the remaining minority interest balance.

     In conjunction with terminating the Agreements, the Company, as the sole manager of TBL Investors, liquidated TBL Investors. In December 2001, the Company made a liquidating distribution to the unit holders of TBL Investors equal to their original subscriptions of approximately $2.1 million plus a premium of $279,000. Additionally, the holders of options to purchase units of TBL Investors received an aggregate cash payment totaling $82,000.

     Notes Receivable from Shareholders

     In March and April 2000, the Company issued 5,800,000 shares and 125,000 shares of restricted common stock to certain executives at a price of $1.25 per share and $3.75 per share, respectively, for purchase prices of $7.3 million and $469,000, respectively, which were satisfied by recourse notes receivable. The notes were scheduled to mature in five years and accrue interest at the Applicable Federal Rate on the date of the note. In December 2000, the Company cancelled principal of $270,000 of one of the notes receivable, effectively repurchasing 71,900 of the 125,000 shares issued pursuant to this original note agreement.

     In February 2002, the Company cancelled the note with principal of $7.3 million plus accrued interest of $961,000, in exchange for 5,800,000 shares of the common stock of the Company. As part of the repurchase of the shares and cancellation of this note and related accrued interest, the Company issued to the same executive 5,800,000 nonqualified stock options for purchase of shares of the common stock of the Company at an exercise price of $1.25 per share. These stock options vest ratably over 48 months, with vesting retroactive to March 2000. Stock-based compensation expense recognized related to these agreements was $1.4 million and $16.6 million during the years ended December 31, 2003 and 2002, respectively.

     In September 2003, the Company cancelled a shareholder note that was outstanding as of December 31, 2002. The Company cancelled the principal of $199,000 and accrued interest of $46,000, in exchange for 53,100 shares pursuant to the original note agreement. The estimated fair value of the repurchased shares at cancellation was approximately $50,000. Concurrently with this cancellation, the Company issued a new recourse note to this executive with principal of $195,000, representing the difference between the original principal of $199,000 and the $50,000 estimated fair value of the repurchased shares, or $149,000, plus the accrued interest on the original note, or $46,000. The new note accrues interest at Applicable Federal Rate on the date of the note. The terms of the new note stipulate that the principal and any accrued interest will be payable on April 24, 2005; however all principal and accrued interest will be forgiven in the event the executive remained continuously as an employee through September 1, 2004 or upon an earlier acceleration event such as a change in control. Stock-based compensation expense recognized related to these agreements was not significant.

     There are no amounts outstanding on the accompanying consolidated balance sheet for notes receivable from shareholders as of December 31, 2003.

(16) Supplemental Cash Flow Information


     Supplemental cash flow information is provided following (dollars in thousands):


                                                                  Year ended December 31
                                                                  ----------------------
                                                                    2003         2002
                                                                  --------     ---------
Interest paid                                                      $   230          801
Noncash investing and financing activities:
     Transfer of minority interest to common stock related to
        termination of Agreements with Manufacturer                   --        104,368
     Issuance of convertible notes payable to shareholders
        related to Harmonix acquisition                               --          2,500
     Liabilities assumed related to Harmonix acquisition              --          1,635
     Purchases of tangible assets related to Harmonix
        acquisition                                                   --            823
     Issuance of common stock related to Harmonix
        acquisition                                                   --          3,003
     Inventory converted into property and equipment                    63        1,699
     Cancellation of shareholder note receivable                        50        7,250
     Cashless exercises of stock options                                82         --


(17) Subsequent Events

     Abandonment of Commercial Network Business

     In February 2004, the Company completed its exit plan by ceasing all operations of its Network Business, and stopped providing all service to its Network customers. Management was unable to locate a buyer for the Network Business and thus essentially discontinued operations by abandonment of the existing assets as opposed to disposing of assets and any related liabilities through a sale of the Network Business to a third party. In accordance with SFAS 144, management determined that upon abandonment of the Network Business in February 2004, the results of operations of the Network Business meet the criteria for reporting as discontinued operations in 2004.

     Subsequent to December 31, 2003, the Company sold certain Network assets to an outside consolidator. Cash proceeds from sales of the Network-related equipment totaled approximately $990,000 and were derived primarily from the sale of routers. These Network assets had either been impaired during the years ended December 31, 2001 or 2002 or became fully depreciated during the year ended December 31, 2003. The proceeds of $990,000 were in excess of previous management estimates of fair value for these assets due to an increase in market demand for these types of equipment that occurred during the first and second quarters of 2004.

Merger with Wireless Systems Developer and Distributor

     On April 14, 2004, the Company announced the signing of a definitive merger agreement with YDI Wireless, Inc. (YDI), a publicly held provider of point-to-point and point-to-multipoint microwave radio systems as well as high capacity point-to-point millimeter wave (MMW) systems. Under the terms of the agreement, the Company will become a wholly owned subsidiary of YDI and will remain focused on providing high capacity wireless systems to telecommunications carriers.

     Under the terms of the agreement, each share of the Company's common stock will be exchanged for 0.22 shares of YDI's common stock. Any Company stock options that are not exercised at the time of the completion of the merger will be cancelled. The Company will incur significant expenses in connection with the contemplated transaction and related restructuring, including headcount reduction initiatives that will reduce headcount by 104 employees. These expenses are estimated to be approximately $5.0 million and will include employee separation costs consisting of severance, related taxes, outplacement and other benefits, professional fees, and other merger costs.

     The acquisition is expected to close late in the second quarter or in the third quarter of 2004 and is subject to approval by the Company's shareholders, compliance with applicable securities laws, the requirements of any applicable antitrust laws, and other customary closing conditions. A third-party independent investment bank provided financial advice, including a fairness opinion, to the board of directors of the Company in connection with the proposed merger.

     (b) Pro forma financial information.

     The required pro forma financial information is set forth below.

                  INTRODUCTION TO PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS


     These pro forma financial statements have been prepared to give effect to the completed acquisitions of KarlNet, Inc. ("KarlNet") and Terabeam Corporation ("Terabeam").

     On May 13, 2004, YDI acquired KarlNet. The following unaudited pro forma condensed combined financial statements present the effects of the merger between YDI and KarlNet under the purchase method of accounting. Under the purchase method of accounting, YDI is considered the acquirer and KarlNet's assets and liabilities are recorded at fair value at the time of acquisition. YDI is considered the acquirer due to its control of the combined company after the merger. Immediately prior to the merger, YDI loaned KarlNet $1.8 million. KarlNet then distributed $3 million to its shareholders. Additionally, upon closing of the merger, the KarlNet stockholders received 1 million shares of YDI stock for all outstanding shares of KarlNet.

     On June 22, 2004, YDI acquired Terabeam. The following unaudited pro forma condensed combined financial statements present the effects of the merger between YDI and Terabeam under the purchase method of accounting. Under the purchase method of accounting, YDI is the acquirer and Terabeam's assets and liabilities are recorded at fair value at the time of acquisition. YDI is considered the acquirer due to its control of the combined company after the merger. Upon closing of the merger, each share of Terabeam's outstanding common stock was converted into the right to receive 0.22 shares of YDI common stock.

     The accompanying unaudited pro forma condensed combined balance sheet assumes that the mergers took place as of March 31, 2004. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheets of YDI, KarlNet, and Terabeam as of March 31, 2004.

     The accompanying unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2004 combines the unaudited condensed consolidated statement of operations for the three months ended March 31, 2004 for YDI, KarlNet, and Terabeam. For purposes of this unaudited pro forma condensed combined statement of operations, all transactions are assumed to have occurred as of January 1, 2004.

     YDI was created by the merger of Young Design, Inc. and Telaxis Communications Corporation on April 1, 2003. The accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 includes the results of the twelve months ended December 31, 2003 for YDI, the three months ended March 31, 2003 for Telaxis Communications Corporation, the twelve months ended December 31, 2003 for Terabeam, and the twelve months ended September 30, 2003 for KarlNet. For purposes of this unaudited pro forma condensed combined statement of operations, the mergers of Young Design, Inc. and Telaxis Communications Corporation is assumed to have occurred as of January 1, 2003 as well as the mergers of YDI and KarlNet and YDI and Terabeam.

     The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of the operating results or financial position that actually would have occurred if the merger had been consummated as of the date indicated, nor are they necessarily indicative of future operating results or financial position.

     The pro forma adjustments are based on the information available at September 3, 2004 and are subject to change based upon final allocations of the purchase price.

     These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of YDI, KarlNet, and Terabeam included in this filing or otherwise available.

                        Pro-Forma Combined Balance Sheet
                                 March 31, 2004
                      (in thousands, except per share data)



                                                                               YDI and        Terabeam        Terabeam
                                                                               -------        --------        --------
                                                                               KarlNet      Prior Owners'     Purchase
                                                                               -------      -------------     --------
                                      YDI         KarlNet       Adjustments    Combined         Cost        Adjustments   Pro Forma
                                      ---         -------       ----------     --------     ------------   -----------    ---------
ASSETS
Current assets:
     Cash and cash
     equivalents .............    $   9,817     $   1,363      $  (1,800) (3) $   9,380     $  12,454      $    --        $  21,834
     Restricted cash .........         --            --             --             --           5,876           --            5,876
     Investment securities
     available-for-sale ......         --            --             --             --          41,751           --           41,751
     Accounts receivable,
     net .....................        2,855           591           --            3,446           506           --            3,952
     Refundable income taxes .          151            21           --              172          --             --              172
     Inventory ...............        3,577         1,047           --            4,624         2,491         (1,000) (7)     6,115
     Assets held for sale ....          768          --             --              768          --             --              768
     Prepaid expenses ........          240            38           --              278         1,589           --            1,867
                                  -------------------------------------------------------------------      ---------      ---------
                                     17,408         3,060         (1,800)        18,668        64,667         (1,000)        82,335
         Total current
         assets

Property and equipment, net ..        1,728           198           --            1,926         1,967         (1,467) (8)     2,426

Other assets:
     Goodwill ................         --            --              811            811          --            9,935  (9)    10,746
     Investment securities
     available-for-sale ......        1,738          --             --            1,738          --             --            1,738
     Intangible assets, net ..          433            50          2,255          2,738          --             --            2,738
     Deposits ................           35            10           --               45           988           --            1,033
                                  --------------------------------------      -----------------------      ---------      ---------
     Total other assets ......        2,206            60          3,066          5,332           988          9,935         16,255
                                  --------------------------------------      -----------------------      ---------      ---------
         Total assets ........    $  21,342     $   3,318      $   1,266      $  25,926     $  67,622      $   7,468      $ 101,016
                                  ======================================      =======================      =========      =========


LIABILITIES AND
SHAREHOLDERS EQUITY
Current liabilities:
     Accounts payable and
     accrued expenses ........    $   3,512     $     314      $    --        $   3,826     $   6,172      $   9,000  (10)$  18,998
     Current maturities of
     notes payable ...........          194          --             --              194          --             --              194
                                  -------------------------------------------------------------------      ---------      ---------

                                      3,706           314           --            4,020         6,172          9,000         19,192
         Total current
         liabilities


Long term liabilities

     Notes payable, net of
     current maturities ......        1,255          --             --            1,255         5,397           --            6,652
                                  -------------------------------------------------------------------      ---------      ---------
                                      4,961           314           --            5,275        11,569          9,000         25,844
         Total liabilities


Stockholders' equity:
     Preferred stock .........         --            --             --    (4)      --            --             --            --
     Common stock ............          143            10           --              153          --              114  (11)      267

     Additional paid in
     capital .................        6,369            16          4,244  (5)    10,629       260,552       (206,145) (12)   65,036
     Retained earnings .......        8,926         2,978         (2,978) (6)     8,926      (204,499)       204,499  (13)    8,926
     Net unrealized
     gain/(loss) on
     available-for-sale
     securities ..............          943          --             --              943          --             --              943
                                  -------------------------------------------------------------------      ---------      ---------
         Total
         stockholders'
         equity ..............       16,381         3,004          1,266         20,651        56,053         (1,532)        75,172
                                  -------------------------------------------------------------------      ---------      ---------
         Total liabilities
         and shareholders'
         equity ..............    $  21,342     $   3,318      $   1,266      $  25,926     $  67,622      $   7,468      $ 101,016
                                  ===================================================================      =========      =========

                   Pro-forma Combined Statement of Operations
                    For the Three Months Ended March 31, 2004
                    (in thousands, except for per share data)


                                                                              YDI and
                                                                              --------
                                                                              KarlNet
                                                                              --------
                                  YDI        KarlNet    Adjustments           Combined       Terabeam     Adjustments     Pro Forma
                                  ---        -------    -----------           --------       --------     -----------     ---------

Revenue ......................$     6,017    $     1,144    $       (50) (7) $     7,111    $       918    $     --     $    8,029
Cost of goods sold ...........      3,551            313            (50) (8)       3,964          1,624          --          5,588

                                                                    150  (9)
                              -------------------------------------------------------------------------    --------     ----------

Gross profit (loss) ..........      2,466            831           (150)           3,147           (706)         --          2,441
                              -------------------------------------------------------------------------    --------     ----------


Operating expense:
   Selling expense ...........        440            102           --                542          1,564          --          2,106
   General and administrative.      1,727            446           --              2,173          2,622          --          4,795
   Research and development...        492            514           --              1,006          2,089          --          3,095
                              -------------------------------------------------------------------------    --------     ----------

     Total operating
     expenses ................      2,659          1,062           --              3,721          6,275          --          9,996
                              -------------------------------------------------------------------------    --------     ----------


Operating income (loss) ......       (193)          (231)          (150)            (574)        (6,981)         --         (7,555)
                              -------------------------------------------------------------------------    --------     ----------

Other income (expenses):
   Interest income ...........         24              4           --                 28            164          --            192
   Interest expense ..........        (29)          --             --                (29)           (72)         --           (101)
   Other income ..............        503             16           --                519           --            --            519
                              -------------------------------------------------------------------------    --------     ----------
     Total other income ......        498             20           --                518             92          --            610
                              -------------------------------------------------------------------------    --------     ----------

Income (loss) from
   continued operations ......        305           (211)          (150)             (56)        (6,889)         --         (6,945)
                              -------------------------------------------------------------------------    --------     ----------

Weighted average shares -
basic and diluted ............ 14,234,405      1,000,000                      15,234,405     10,339,648                 25,574,053

Earnings (loss) per share -
basic and diluted ............$      0.02                                    $      0.00                              $      (0.35)

                   Pro-forma Combined Statement of Operations
                               For the Year Ended
                    (in thousands, except for per share data)



                                               Telaxis
                                               -------
                                               for the
                                               -------
                                                three                                  YDI/
                                                -----                                  ----
                                                months                                Telaxis/
                                                ------                                --------
                                   YDI          ended        KarlNet                  KarlNet      Terabeam
                                   ---          -----        -------                  -------      --------
                                 12/31/03      3/31/03       9/30/03   Adjustments   Combined      12/31/03   Adjustment   Pro Forma
                                 --------      -------       -------   -----------   --------      --------   ----------   ---------

Revenue .....................$    27,241  $        5   $    3,842   $   (200) (10)   $    30,888    $    5,172   $  --  $    36,060
Cost of goods sold ..........     15,714         403          614       (200) (11)        17,131        16,754      --       33,885

                                                                         600  (12)
                             ------------------------------------------------------------------------------------------------------

Gross profit (loss) .........     11,527        (398)       3,228       (600)            13,757       (11,582)     --         2,175
                             ------------------------------------------------------------------------------------------------------


Operating expense:
   Selling expense ..........      2,204        --           --         --                2,204        12,761                14,965
   General and administrative      7,090       1,310        3,535       --               11,935        27,998                39,933
   Research and development .      1,704         663         --         --                2,367        12,160                14,527
                             ------------------------------------------------------------------------------------------------------

     Total operating expenses     10,998       1,973        3,535       --               16,506        52,919      --        69,425
                             ------------------------------------------------------------------------------------------------------


Operating income (loss) .....        529      (2,371)        (307)      (600)            (2,749)      (64,501)     --       (67,250)
                             ------------------------------------------------------------------------------------------------------

Other income (expenses):
   Interest income ..........        128          93           30       --                  251         1,214      --         1,465
   Interest expense .........       (149)        (42)        --         --                 (191)         (227)     --          (418)
   Other income .............         53        --           --         --                   53          --        --            53
                             ------------------------------------------------------------------------------------------------------
     Total other income .....         32          51           30       --                  113           987      --         1,100
                             ------------------------------------------------------------------------------------------------------

Income (loss) from continued
   operations ...............        561      (2,320)        (277)      (600)            (2,636)      (63,514)     --       (66,150)
                             ------------------------------------------------------------------------------------------------------

Weighted average shares -
basic and diluted ........... 12,570,845                1,000,000                    13,570,845    10,339,648      --    23,910,493

Earnings (loss) per share -
basic and diluted ...........$      0.37                                               $   0.11                         $     (2.57)

  Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
  ----------------------------------------------------------------------------

1.   Basis of Pro Forma Presentation

     KarlNet, Inc.
     -------------
     On May 13, 2004, YDI completed its acquisition of KarlNet, Inc. ("KarlNet"). Immediately prior to the acquisition, YDI loaned $1.8 million to KarlNet and KarlNet distributed $3.0 million to its shareholders. In exchange for all the KarlNet shares outstanding YDI issued 1,000,000 shares of YDI stock to the KarlNet shareholders. No warrants or options were assumed by YDI. Upon acquisition of KarlNet, the $1.8 million loan became an intercompany loan which is eliminated in consolidation.

     Terabeam Corporation
     --------------------
     On June 22, 2004, YDI completed its acquisition of Terabeam Corporation ("Terabeam"). Terabeam shares were exchanged for YDI shares at a rate of 0.22:1. YDI issued 11,426,287 shares to Terabeam shareholders. Also, YDI assumed 2,612,300 Terabeam warrants which converted to 574,706 YDI warrants at the same 0.22:1 exchange ratio.

     The number of shares used to calculate the Terabeam purchase as of March 31, 2004 is 11,426,287. This number is based on the actual number of YDI shares issued to Terabeam shareholders. The number of shares reflected in the pro forma statements of operations for the three months ended March 31, 2004 and for the year ended December 31, 2003 for purposes of calculating pro forma loss per share is 10,339,648. This number is based on the number of Terabeam shares outstanding as of December 31, 2003 and March 31, 2004. The difference results from 1,086,639 options exercised by Terabeam option holders during the second quarter of 2004.

2.   Purchase Price

     KarlNet, Inc.
     -------------
     The purchase price of consists of the $1.8 million loaned to KarlNet immediately prior to the acquisition and 1,000,000 shares of YDI stock. The shares were valued at $4.27 each which was the average share price from May 12 - 14, 2004. The definitive acquisition agreement was signed and the acquisition was completed on May 13, 2004. Total purchase consideration was as follows:

                                                        $    '000
                    Cash............................        1,800
                    YDI stock.......................        4,270
                    Total consideration.............        6,070


     The pro forma purchase price allocation is based on the March 31, 2004 KarlNet balance sheet. The final purchase price allocation will be based on the fair market value of KarlNet's assets and liabilities as of May 13, 2004. The preliminary purchase price allocation is as follows:



                                                            $        '000
                                   Cash............................ 1,363
                                   Accounts receivable, net........   591
                                   Inventory....................... 1,047
                                   Property and equipment..........   198
                                   Other assets....................    69
                                   Identifiable intangible assets.. 2,305
                                   Goodwill........................   811
                                   Liabilities.....................  (314)
                                   Total consideration............. 6,070

     The amount allocated to identifiable intangible assets was determined by an independent appraisal using established valuation techniques in the high-technology communications industry.

     For the purpose of these unaudited pro forma condensed combined consolidated financial statements, goodwill originating from the acquisition of KarlNet has not been amortized in accordance with the guidance contained in the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 142 (SFAS 142) "Goodwill and Other Intangible Assets". Other intangible assets are being amortized over their useful life, after they are place in service.

                              $        '000
Goodwill......................          811  Not amortizable
Software in development.......           80  Amortizable after placed in service
Customer relationships........        1,000  4 years
Developed software............        1,225  4 years

     Terabeam Corporation
     --------------------
     The purchase price consisted of 11,426,287 shares of YDI stock and the assumption of 2,612,300 Terabeam warrants which converted into 574,706 YDI warrants. The YDI shares were valued at $4.76 per share which was the average share price from April 5 - 20, 2004. The definitive agreement was signed on April 14, 2004. The warrants were valued using the Black-Scholes method using actual remaining lives of each warrant and exercise price f each warrant, volatility of 205%, risk-free rate of interest of 3.67%, 0% dividend yield, and stock price of $4.76. Total purchase consideration was as follows:

                                                          $  '000
                  YDI stock.........................       54,389
                  Warrants..........................          132
                  Total consideration...............       54,521

     The pro forma purchase price allocation is based on the March 31, 2004 Terabeam balance sheet. The final purchase price allocation will be based on the fair market value of Terabeam's assets and liabilities as of June 22, 2004. The preliminary purchase price allocation is as follows:

                                                          $   '000
          Cash.....................................         12,454
          Cash, restricted.........................          5,876
          Marketable securities available-for-sale.         41,751
          Accounts receivable, net.................            506
          Inventory................................          1,491
          Property and equipment...................            500
          Other assets.............................          2,577
          Goodwill.................................          9,935
          Liabilities..............................        (20,569)
                                                          --------
          Total consideration......................         54,521
                                                          ========

     For the purpose of these unaudited pro forma condensed combined consolidated financial statements, goodwill originating from the acquisition of Terabeam has not been amortized in accordance with the guidance contained in the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 142 (SFAS 142) "Goodwill and Other Intangible Assets.


3.   Pro Forma Presentation


Balance Sheet
-------------

KarlNet
-------



       (all amounts in thousands)      Prior Owners'      Purchase Cost            Purchase
                                       ---------------    --------------           ---------
                                       Cost at 3/31/04      Allocation            Adjustments
                                       ---------------      ----------            -----------
Cash.................................  $      1,363      $      1,363             $         -
Accounts receivable, net.............           591               591                       -
Inventory............................         1,047             1,047                       -
Property and equipment...............           198               198                       -
Other assets.........................            69                69                       -
Identifiable intangible assets.......            50             2,305     (1)           2,255
Goodwill.............................             -               811     (2)             811
Liabilities..........................         (314)             (314)                       -
Intercompany loan....................             -           (1,800)     (3)         (1,800)
Common stock.........................          (10)              (10)     (4)               -
Additional paid in capital...........          (16)           (4,260)     (5)         (4,244)
Retained earnings....................  $    (2,978)      $          -     (6)     $    2,978

1)   Identifiable intangible assets - to record assets with no historical cost
2)   Goodwill - to record excess of purchase price over net historical cost
3) Intercompany loan - to record YDI loan to KarlNet, recorded as a reduction in cash as part of the purchase price
4) Common stock - to eliminate historical common stock amounts and record the issuance of YDI stock
5) Additional paid in capital - to eliminate historical additional paid in capital amounts and record the issuance of YDI stock.
6)   Retained earnings - to eliminate historical retained earnings

Terabeam
--------

         (all amounts in thousands)

                                              Prior
                                              -----
                                              Owners'        Purchase
                                              -------        --------
                                             Cost at           Cost              Purchase
                                             -------           ----              --------
                                             3/31/04        Allocation          Adjustments
                                             -------        ----------          -----------
Cash ....................................   $  12,454       $  12,454            $      --
Cash, restricted ........................       5,876           5,876                   --
Marketable securities available-for-sale       41,751          41,751                   --
Accounts receivable, net ................         506             506                   --
Inventory ...............................       2,491           1,491   (7)         (1,000)
Property and equipment ..................       1,967             500   (8)         (1,467)
Other assets ............................       2,577           2,577                   --
Goodwill ................................        --             9,935   (9)          9,935
Liabilities .............................     (11,569)        (20,569) (10)         (9,000)
Common stock ............................        --              (114) (11)           (114)
Additional paid in capital ..............    (260,552)        (54,407) (12)        206,145
Retained earnings .......................   $ 204,499       $    --    (13)      $(204,499)

7) Inventory - to reduce inventory of products from divisions eliminated after the merger and increase the value of inventory which will be sold during the normal course of business
8) Property and equipment - to write off property and equipment from divisions eliminated after the merger
9)   Goodwill - to record excess of purchase price over net historical cost
10)  Liabilities - to record $9,000 in severance and related costs
11) Common stock - to eliminate historical common stock amounts and record the issuance of YDI stock

12) Additional paid in capital - to eliminate historical additional paid in capital amounts and record the issuance of YDI stock.
13)  Retained earnings - to eliminate historical retained earnings


Statement of Operations
-----------------------
For the three months ended March 31, 2004
-----------------------------------------
                                                    Adjustments
                                                    -----------

           KarlNet
           (7)     Revenue (eliminating intercompany sales)...................................$          (50)
           (8)     Cost of goods sold (eliminating intercompany purchases)....................           (50)
                   Cost of goods sold (intangible amortization on intangibles
           (9)     acquired) .................................................................           150
                                                                                              --------------
                                                                                              $         (150)
                                                                                              ==============

           Number of shares used to compute EPS (shares deemed to be outstanding for the entire pro forma period
                   YDI........................................................................    14,234,405
                   KarlNet....................................................................     1,000,000
                   Terabeam (shares at 0.22:1 exchange ratio).................................    10,339,648
                                                                                              --------------
                                                                                                  25,574,053
                                                                                              ==============


For the year ended December 31, 2003
------------------------------------
                                                    Adjustments
                                                    -----------

           KarlNet

           (10)    Revenue (eliminating intercompany sales)...................................$         (200)
           (11)    Cost of goods sold (eliminating intercompany purchases)....................          (200)
           (12)    Cost of goods sold (amortization on intangibles acquired) .................           600
                                                                                              --------------
                                                                                                       $ 600
                                                                                              ==============

           Number of shares used to compute EPS (shares deemed to be outstanding for the entire pro forma period

                   YDI........................................................................    12,570,845
                   KarlNet....................................................................     1,000,000
                   Terabeam (shares at 0.22:1 exchange ratio) ................................    10,339,648
                                                                                              --------------
                                                                                                  23,910,493
                                                                                              ==============


4.   Terabeam Financial Information

     During the second quarter of 2004 in anticipation of the merger with YDI and in accordance with the definitive agreement, Terabeam eliminated two lines of business and terminated in excess of 100 employees. These changes are expected to reduce the use of cash going forward for the Terabeam businesses.

     The goodwill recorded for the Terabeam acquisition will be evaluated for impairment periodically. Any impairment to goodwill will result in a charge to operating earnings.

     *Reconciliation between Terabeam Corporation Statement of Operations and the pro forma Statement of Operations for the Year ended December 31, 2003.



                                                                       Per Financial                     Per Pro
                                                                       -------------                     -------
                                                                         Statements    Adjustments        Forma
                                                                       -------------   -----------     ----------
Revenues:
     Equipment                                                         $    3,437              -                -
     Service and other                                                      1,735              -                -
                                                                        ----------                    -----------
           Total revenues                                                   5,172              -            5,172
                                                                        ----------                    -----------
Cost of revenues:
     Cost of equipment (exclusive of stock-based compensation of
     ($510))                                                               11,733              -                -
     Cost of service and other (exclusive of stock-based
     compensation of $114)                                                  5,417              -                -
     Stock-based compensation                                                (396)             -                -
                                                                        ----------                    -----------
           Total cost of revenues                                          16,754              -           16,754
                                                                        ----------                    -----------
           Gross margin                                                   (11,582)             -          (11,582)
                                                                        ----------                    -----------
Operating expenses:
     Sales and marketing (exclusive of stock-based compensation of
     $734)                                                                 12,027            734           12,761
     Product development (exclusive of stock-based compensation of
     $673)                                                                 11,487            673           12,160
     General and administrative (exclusive of stock-based
     compensation of $1,733)                                               17,454         10,544           27,998
     Gain on disposals of equipment, net                                    (174)            174                -
     Goodwill impairment                                                    2,742         (2,742)               -
     Asset impairments                                                      2,306         (2,306)               -
     Restructuring charges                                                  3,937         (3,937)               -
     Stock-based compensation                                               3,140         (3,140)               -
                                                                        ----------    ----------      -----------
           Total operating expenses                                        52,919              -           52,919
                                                                        ----------                    -----------
           Operating loss                                                 (64,501)             -          (64,501)
                                                                        ----------                    -----------
Other income (expense):
     Interest income                                                        1,214              -            1,214
     Interest and financing expense                                          (227)             -             (227)
                                                                        ----------                    -----------
           Other income, net                                                  987              -              987
                                                                        ----------                    -----------
           Net loss                                                    $  (63,514)             -          (63,514)
                                                                        ==========                    ===========


              (c) Exhibits

              See Exhibit Index

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     YDI WIRELESS, INC.


Dated:  September 7, 2004                            By: /s/ Patrick L. Milton
                                                         ---------------------
                                                         Patrick L. Milton
                                                         Chief Financial Officer

Exhibit Index

--------------------------------------------------------------------------------
23.1          Consent of KPMG, LLP
--------------------------------------------------------------------------------

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